FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  December 29, 2000.


                             HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                        (Registrant's telephone number)


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Item 5  Other Information

Wichita, KS, December 29, 2000 -- At a special meeting held December 27, the Board of Directors of High Plains Corporation (Nasdaq: HIPC) unanimously adopted a resolution to expand the Company's York, Nebraska ethanol facility.

In announcing the decision, Gary R. Smith, President & CEO, said "We are pleased to make this commitment to our shareholders, our employees, and to the York community. Fundamental economics in the ethanol industry are very strong now. Grain feedstock prices continue to stay at low levels, and high gasoline prices have made ethanol much more attractive to gasoline blenders. Not only do we sell our product in areas that mandate oxygenated fuels for air quality purposes, but now approximately half of our production is sold in non-mandated areas as an octane enhancer and gasoline extender."

Smith also stated that, "if either federal legislation is adopted, or individual state legislatures continue to restrict or prohibit the use of MTBE, we have every reason to expect that demand for ethanol could double or triple over the next ten years. We are positioning ourselves to continue to be a major player in the industry."

Government incentive programs were cited as a significant inducement to approve the planned expansion. "The recently adopted CCC Bioenergy Program administered through the Department of Agriculture will allow us to recover a significant portion of our increased grain usage costs. Assuming $2.25 per bushel grain, we expect to receive in-kind grain payments totaling over $4 million during the two year period ending December 31, 2002. The 12 million gallon expansion will cost less than $1 per gallon, and will increase the total York capacity to 50 million annual gallons. It will also contribute over $10 million in additional revenues to the local economy just through increased grain purchases during this same period," continued Smith.

Smith also acknowledged the role played by the state of Nebraska in the expansion of the York facility. "Nebraska has long been a leader in the development of the ethanol industry, and their state incentive program was the primary reason our York plant was built in 1994, and expanded in 1995. It is not just coincidental that our decision to again expand this plant was made shortly after amending our production incentive agreement with the Nebraska Department of Revenue. This amendment acknowledged our 1995 expansion, and allowed us to complete our participation under the incentive program during calendar 2000. We are happy to again reinvest those dollars in the Nebraska economy, and to partner with local farmers to increase the demand for their grain," he said.

In addition to expanding the production capacity of the York facility, the proposed project will include environmentally beneficial modifications to the plant. Wastewater discharges will be significantly reduced, and the facility should be able to further improve its already good record for air quality emissions. The expansion is also expected to make the entire production process more efficient, reducing energy requirements and creating significant overall cost reductions on the entire production capacity of the plant, potentially paying back the cost of the expansion in approximately two years. The project is expected to be phased in over the next 12 months with construction starting as soon as permits are obtained.


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"With the incentives available, and the filtering technology for our glycerol pilot project still in a final development stage, we believe that the higher priority for now should be given to this ethanol expansion project. We will continue to work on our glycerol pilot plant and make announcements on its progress as information becomes available," concluded Smith.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


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                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     December 29, 2000               HIGH PLAINS CORPORATION

                                          /s/Gary R. Smith
                                          President & CEO